Exhibit 99.1


                CSS Industries, Inc. Reports Sales and
        Operating Results for the Quarter Ended June 30, 2005

    PHILADELPHIA--(BUSINESS WIRE)--July 22, 2005--CSS Industries, Inc. (NYSE:CSS) announced today the results of operations for the first quarter ended June 30, 2005. Sales increased 16% to $57,494,000 from $49,555,000 in 2004. The net loss decreased to $3,655,000, or $.35 per diluted share, compared to a prior year loss of $4,407,000, or $.37 per diluted share. The Company's highly seasonal orientation results in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.
    The increase in sales for the first quarter was due to the earlier timing of shipments of ribbons and bows and Halloween products compared to a year ago. The reduced loss in the first quarter was primarily attributable to increased sales volume.
    The Company also announced that its Cleo subsidiary has entered into a new collective bargaining agreement with the labor union representing Cleo's production and maintenance employees at the Cleo gift wrap plant and warehouses in Memphis, TN. The new labor agreement will remain in effect until December 31, 2007.
    "The first quarter results are in line with our overall expectations. Although it is early in the year, these results support our previous guidance of EPS growth for fiscal year 2006 of approximately 20% - 25%," noted David Erskine, President and CEO.
    All statements other than statements of historical fact included in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions, increased competition, and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005.
    CSS' consolidated results of operations for the quarters ended June 30, 2005 and 2004 and consolidated condensed balance sheets as of June 30, 2005, March 31, 2005 and June 30, 2004 follow:


                 CSS INDUSTRIES, INC. AND SUBSIDIARIES
                  CONSOLIDATED RESULTS OF OPERATIONS
                              (Unaudited)

(In thousands, except
 per share data)
                                                   Three Months Ended
                                                         June 30,
                                                   -------------------
                                                      2005     2004
                                                   --------- ---------

SALES                                              $ 57,494  $ 49,555
                                                   --------- ---------

COSTS AND EXPENSES
  Cost of sales                                      42,765    36,061
  Selling, general and administrative expenses       19,985    20,175
  Interest expense, net                                 442       417
  Rental and other income, net                           (5)     (235)
                                                   --------- ---------

                                                     63,187    56,418
                                                   --------- ---------

LOSS BEFORE INCOME TAXES                             (5,693)   (6,863)

INCOME TAX BENEFIT                                   (2,038)   (2,456)
                                                   --------- ---------

NET LOSS                                           $ (3,655) $ (4,407)
                                                   ========= =========

BASIC AND DILUTED NET LOSS PER COMMON SHARE        $   (.35) $   (.37)
                                                   ========= =========

WEIGHTED AVERAGE BASIC AND DILUTED SHARES
 OUTSTANDING                                         10,415    11,894
                                                   ========= =========




                 CSS INDUSTRIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)
                                    June 30,    March 31,   June 30,
                                      2005        2005        2004
                                   ----------- ----------- -----------
                                   (Unaudited)  (Audited)  (Unaudited)
               ASSETS
               ------

CURRENT ASSETS
  Cash and cash equivalents        $    4,916  $   57,333  $   41,718
  Accounts receivable, net             45,404      37,273      37,617
  Inventories                         147,932     101,867     146,271
  Deferred income taxes                 7,834       8,199       7,681
  Other current assets                 15,540      13,945      14,784
                                   ----------- ----------- -----------

    Total current assets              221,626     218,617     248,071
                                   ----------- ----------- -----------

PROPERTY, PLANT AND EQUIPMENT, NET     74,704      75,402      79,696
                                   ----------- ----------- -----------

OTHER ASSETS
  Intangible assets, net               35,445      35,468      35,582
  Other                                 4,203       4,419       4,797
                                   ----------- ----------- -----------

    Total other assets                 39,648      39,887      40,379
                                   ----------- ----------- -----------

    Total assets                   $  335,978  $  333,906  $  368,146
                                   =========== =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
  Note payable                     $    4,400  $        -  $        -
  Current portion of long-term
   debt                                10,187      10,442         335
  Accrued customer programs            11,695      13,628      10,988
  Other current liabilities            47,797      42,669      52,269
                                   ----------- ----------- -----------

    Total current liabilities          74,079      66,739      63,592
                                   ----------- ----------- -----------

LONG-TERM DEBT, NET OF CURRENT
 PORTION                               40,000      40,000      50,139
                                   ----------- ----------- -----------

OTHER LONG-TERM OBLIGATIONS             3,648       3,607       3,631
                                   ----------- ----------- -----------

DEFERRED INCOME TAXES                   7,141       7,071       6,138
                                   ----------- ----------- -----------

STOCKHOLDERS' EQUITY                  211,110     216,489     244,646
                                   ----------- ----------- -----------

    Total liabilities and
     stockholders' equity          $  335,978  $  333,906  $  368,146
                                   =========== =========== ===========



    CONTACT: CSS Industries, Inc.
             Clifford E. Pietrafitta, 215-569-9900